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                                                                     EXHIBIT 2.1

                                  CERTIFICATE

                                       OF

                                 DOMESTICATION



         The undersigned, Charlotte J. Walker, President, Chief Executive Officer and Chairman of the Board, of Sanctuary Woods Multimedia Corporation, in accordance with the provisions of Section 388 of Title 8 of the Delaware Code does hereby certify:

         FIRST: The corporation was first formed on April 15, 1991 in British Columbia, Canada.

         SECOND: The name of the corporation immediately prior to the filing of this Certificate of Domestication was Sanctuary Woods Multimedia Corporation.

         THIRD: The name of the corporation as set forth in its certificate of incorporation Sanctuary Woods Multimedia Corporation.

         FOURTH: The jurisdiction that constituted the seat, siege social, principal place of business or central administration of the corporation immediately prior to the filing of this Certificate of Domestication was British Columbia, Canada.

         IN WITNESS WHEREOF, I, being the President, Chief Executive Officer and Chairman of the Board of Sanctuary Woods Multimedia Corporation and being duly authorized to sign this Certificate of Domestication on behalf of the corporation have made, signed and sealed this Certificate of Domestication on this 15th day of April, 1997.





                                  /s/  CHARLOTTE J. WALKER
                                  ------------------------------------------
                                  Charlotte J. Walker

                                  Title:  President, Chief Executive Officer
                                          and Chairman of the Board